ARK ASSET MANAGEMENT CO., INC.

         CODE OF ETHICS

         Fiduciary Duty - Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm's Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

         1. Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for him or herself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.
         2. Moderate gifts and entertainment. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations in this Code.
         3. Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.
         4. Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.
         5. Comply with the federal securities law and all other laws and regulations applicable to the Firm's business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

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         6.    Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

         Client Opportunities

LAW

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a "device, scheme or artifice" to defraud Clients or engaging in a "transaction, practice or course of business" that operates as a "fraud or deceit" on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

POLICY

An Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee's own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee's account prior to selling a position from the account of a Client.

Under limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in opportunities of limited availability that are deemed by the Chief Compliance Officer not to be appropriate for any Client. An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm or Employee accounts.

PROCEDURES

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision that the Employee is recommending or making for a Client, the Employee must disclose that interest to the Chief Compliance Officer and obtain approval prior to making the investment.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether to restrict an Employee's participation in the investment decision in light of the following factors, among others: (i) whether any Client is legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.


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Record of Determination and Monitoring. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer. The Chief Compliance Officer will monitor Employees' personal securities transactions to identify, and will investigate any instance of, an Employee purchasing or selling a security of limited availability or limited market interest, respectively, prior to making the opportunity available to Clients.

         Insider Trading

LAW

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm's own investment and trading on the market for securities. Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as "insider trading" (whether or not one is an "insider"). While the law concerning insider trading is not static, it is generally understood to prohibit:

         (a) trading by an insider while in possession of material non-public information; in the case of an investment adviser, information pertaining to the adviser's positions or trades for its clients may be material non-public information;

         (b) trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

         (c)   communicating material non-public information to others; or

         (d) trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways. First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term "material non-public information" may include information about an investment adviser's securities recommendations, as well as securities holdings and transactions of Clients.

Who is an Insider? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among

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others, a company's attorneys, accountants, consultants, and banks, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm could become a temporary insider to a company because of the Firm's and/or Employee's relationship to the company (e.g., by being an analyst who studies the company or an Employee who has contact with company executives). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider. In addition, non-employees may come into possession of material non-public information about the Firm's investment activities and be deemed temporary insiders (if they have such information for a limited period), or quasi-insiders (if their access to such information is routine, as in the case of iX Partners' with access to current information about the Firm's trading and portfolio holdings).

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and significant product or management developments.

Material information does not have to relate to the issuer's business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

As indicated, the SEC has stated that information concerning an investment adviser's holdings or transactions may be material non-public information.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information which would be considered public could include information found in a report filed with the SEC, appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or widely available via Internet access.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a "tippee" by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.


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Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

POLICY

The Firm forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. The Firm's insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

In addition, it is the policy of the Firm that all information about Client securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible and the procedures to follow in making such trades.

PROCEDURES

Identification and Protection of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

         o Report the matter immediately to the Chief Compliance Officer, who will document the matter.

         o Refrain from purchasing or selling the securities on behalf of him or herself or others.

         o Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.


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After reviewing the issue, the Chief Compliance Officer will notify the Employee that (i) trading in the security is restricted; (ii) trading in the security is not restricted; or (iii) such other action will be taken as the Chief Compliance Officer deems appropriate. This may include imposing firewalls or other safeguards to prevent the communication of the material non-public information and permitting trading of such security by Employees other than the Employee in possession of the material non-public information.

If an Employee is in possession of material non-public information and it is not appropriate to permit continued trading in the security, the Chief Compliance Officer will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, will be made by the Chief Compliance Officer. Restrictions on a security also extend to options, rights and warrants relating to such security. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. In addition, Employees are prohibited from communicating the fact that trading is restricted in a particular security to anyone outside the Firm. A security will be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Information in the possession of an Employee that has been identified as material and non-public may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. Documents and files that contain material non-public information should be stored in locked file cabinets or other secure locations and access to computer files containing material non-public information should be restricted. Employees may not discuss material non-public information with, or in the presence of, persons who are not affiliated with the Firm or authorized to receive such information. To this end, Employees should avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. The use of speaker phones or cellular telephones also should be avoided in circumstances where such information may be overheard by unauthorized persons.

Account Review to Detect Insider Trading. To detect insider trading, the Chief Compliance Officer will review the trading activity of Client accounts, Employee accounts, accounts of employees of iX Partners and other Firm accounts. Such reviews will be documented by the Chief Compliance Officer. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and
(iv) a summary of the investigation disposition.


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         Personal Securities Transactions


LAW

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm's investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Advisers Act requires in effect that a registered investment adviser's "Access Persons" report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

Under the SEC definition, the term "Access Person" includes any employee who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) clients or who has access to such recommendations that are non-public.

Defined Terms. As used in this Manual, the following terms are defined as follows:

         o "Access Person Account" means (a) an account of the Access Person; (ii) an account of an immediate family member who shares the Access Person's household; (iii) an account of another person who shares the Access Person's household; (iv) an account of anyone to whose support the Access Person materially contributes; and (v) any other account over which the Access Person exercises a controlling influence. An Access Person Account does not include an account in which an Access Person has a Beneficial Interest but over which the Access Person does not exercise investment discretion or otherwise have any direct or indirect influence or control, provided that the procedures set forth below are followed.

         o "Beneficial Interest" means direct or indirect control or power to make investment decisions.

         o "Exempt Securities" means any of the following: (a) direct obligations of the Government of the United States; (b) money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; (c) money market fund shares; (d) shares of other types of mutual funds (other than shares in a fund where the Firm acts as the investment adviser or sub-adviser); and (e) units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds. Note: Exchange-traded funds ("ETFs") are not Exempt Securities for these purposes.


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         o     "Security" includes any stock, bond, note, debenture or any interest commonly known as a security, including an option, warrant or right to purchase or sell a security.

Transaction Reporting Requirements. All Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all holdings and transactions in all Access Person Accounts, except holdings or transactions in Exempt Securities. This reporting requirement applies to any securities received through gift, inheritance or other non-volitional means and any transactions effected pursuant to an automatic investment plan.

POLICY

Access Persons. It is the Firm's policy that all Employees of the Firm and certain employees of iX Partners are access persons ("Access Persons") for purposes of Rule 204A-1 and must file all required initial and annual holding reports and quarterly reports of transactions in Access Person Accounts.

Maintaining Access Person Accounts. While the Firm encourages Employees to develop personal investment programs, it must be in a position to properly oversee the trading activity undertaken by its Employees. As a result, the Firm requires all Employees to obtain prior approval before opening an Access Person Account. In addition, all Employees are required to provide duplicate account statements and confirmations for all Access Person Accounts.

Participation in Initial Public Offerings. It is the Firm's policy that no Access Person Account may purchase shares in an initial public offering.

Pre-clearance. All transactions by Access Persons, including investments in private placements, are subject to pre-clearance by the Chief Compliance Officer according to the procedures set forth below, except for transactions in Exempt Securities. (Note: ETFs are not Exempt Securities for these purposes and transactions in ETFs must be pre-cleared for these purposes.) Generally, a transaction in a security in an Access Person Account will be prohibited if the Firm is considering, has entered an order for or has executed a Firm trade in that security. A "Firm trade" means a transaction in a security by the Firm for a Client or the Firm's Retirement Plan. In addition, if the Firm enters an order for a security within 72 hours of a transaction in the same security in an Access Person Account, the transaction is subject to review.

Municipal Securities - Notice Requirement. Although pre-clearance is not necessary (unless otherwise required by the Chief Compliance Officer), Access Persons must provide notice to the Chief Compliance Officer prior to effecting a transaction in securities issued by any state or local government.


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Trading by Research Analysts and Portfolio Managers. The Firm's research analysts and portfolio managers are prohibited from trading in any Access Person Account in any security they are considering recommending for Clients. Research analysts and portfolio managers are prohibited from establishing positions in securities held by their Product.

Short-Term Trading. Although short-term trading activity is not strictly prohibited, an Employee must hold any securities position, other than a position in Exempt Securities, for at least thirty business days from the date of the original transaction, unless otherwise approved by the Chief Compliance Officer, and must report sales of securities purchased within the preceding 30 days on their pre-clearance form.

Prohibited Transactions. No Access Person may trade in any account in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm's insider trading policies and procedures set forth in this Code of Ethics.

PROCEDURES

Opening an Access Person Account. Prior to opening any Access Person Account, including an account in which only Exempt Securities are traded, an Access Person must provide written notice (see Appendix 7) to the Chief Compliance Officer, who must approve the opening of the account.

Duplicate Statements and Confirmations. For any Access Person Account opened or maintained at a broker-dealer, bank or similar financial institution, each Access Person shall be responsible for arranging for duplicate account statements and confirmations to be sent directly to the Chief Compliance Officer at the following address:

                         Ark Asset Management Co., Inc.
                                125 Broad Street
                               New York, NY 10004
                       Attention: Chief Compliance Officer

Such statements must be provided on issuance for Access Person Accounts, and all such statements must be received no later than 30 days after the end of each quarter, except for accounts in which the Access Person transacts only in Exempt Securities. Duplicate confirmations must be provided upon issuance.

Initial and Annual Holdings Reports. Each Access Person must file a holdings report disclosing all securities (other than Exempt Securities and those that have been previously reported on account statements received by the Firm) in any Access Person Account on the Personal Securities Holdings Report (see Appendix
3) or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.


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Quarterly Trade Reporting Requirements. Each Access Person must submit to the
Chief Compliance Officer within 30 days after the end of each quarter a report of all securities s transactions (other than transactions in Exempt Securities) effected in each Access Person Account during such quarter. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. Information regarding such transactions need not be reported if duplicate statements and confirmations for all Access Person Accounts have been provided to the Chief Compliance Officer. Even if no transactions are required to be reported, each Access Person must submit such a report certifying that all transactions have been reported. Access Persons must independently report securities that do not appear on the confirmations or account statements (e.g., securities acquired in a private placement or by gift or inheritance) on the Quarterly Securities Transaction Report form provided as Appendix 4.

Pre-clearance. Any Access Person who wishes to effect a transaction in securities, including any private placement, must first obtain written pre-clearance of the transaction from the Compliance Department and the Trading Desk. Pre-clearance is not required for transactions in Exempt Securities.

On the date of the proposed trade, the Access Person must submit to the Compliance Department a Notice/Pre-Clearance Form for Access Person Accounts (see Appendix 5), including a copy of the applicable offering documents in the case of a private placement. A Compliance Officer will review the Firm's trading activity to determine whether the Firm has effected a trade in the security on that day or the preceding three business days. If the Firm has effected a trade in the security, the Compliance Officer will not approve the trade and will so indicate on the form.

If the Firm has not effected a trade in the security, the Compliance Officer will conditionally approve the trade and will forward the form to the Trading Desk for final approval. The Trading Desk will review existing, pending and proposed trades in the security, make a determination as to whether to approve the trade and so indicate on the form.

Unless the Compliance Department and the Trading Desk have approved the proposed transaction, the Access Person may not trade in that security. If approval for a proposed transaction is granted, it will be effective for the business day on which the request is submitted, unless otherwise approved by the Chief Compliance Officer. If the transaction is not effected on that day, the Access Person must again seek approval for the transaction.

Firm Trades Effected After Employee Trades. A Compliance Officer periodically reviews Firm trading activity to determine whether any Firm trades have been effected within 72 hours after an approved trade for an Access Person Account. If a Firm trade occurred within such 72 hour period, the Chief Compliance Officer will discuss the original trade with the Access Person and determine whether the trading activity was appropriate. The Chief Compliance Officer may require the Access Person to take such action as the Chief Compliance Officer deems necessary in connection with such trade, including but not limited to, requiring that the Access Person break or reverse his or her trade. The Chief Compliance Officer will document any investigation into such trading activity.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, is reviewed by the Chief Compliance Officer or a designated Compliance Officer for compliance with the policies and procedures in this Code of Ethics. Such Compliance Officer will review all account statements within 45 days after the end of the quarter to which they apply and will review confirmations promptly upon receipt. In undertaking such review, such Compliance Officer shall:

         o address whether the Access Person received pre-approval for all trades;

         o confirm that all positions have been held for the requisite holding period;

         o address whether the Access Person complied with all other applicable internal procedures;

         o compare Access Person transactions to any restrictions in effect at the time of the trade;

         o assess whether the Access Person is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Access Person's trades; and

         o periodically analyze the Access Person's trading for patterns that may indicate abuse.

In addition, the Chief Compliance Officer reviews the trading activity of the Firm's senior management and the Compliance Officer in accordance with the foregoing standards.

The Chief Compliance Officer will document such reviews by initialing Access Person statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Access Person reports and account statements received.

Confidentiality. The Chief Compliance Officer will maintain records in a manner to safeguard their confidentiality. Each Access Person's records will be accessible only to the Access Person, the Compliance Department, senior officers and appropriate human resources personnel.


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         Gifts, Entertainment and Contributions


LAW
The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm or with whom the Firm is seeking to do business could call into question the independence of its judgment as a fiduciary of its Clients and could result in violation of numerous federal and state civil and criminal laws.

         o The Advisers Act prohibits any practice or course of business which operates as a fraud or deceit upon a client or prospect. The acceptance or offering of gifts by an Employee may create a conflict of interest between the Firm as investment adviser and the Clients to which a fiduciary duty is owed. This conflict of interest may be viewed as fraud under the Advisers Act.

         o Section 17(e)(1) of the Investment Company Act generally prohibits an adviser from accepting "compensation" for the purchase or sale of securities to or from a registered investment company. The provision or acceptance of gifts or entertainment in relation to investment company business might be viewed as compensation that violates this provision.

         o ERISA prohibits the offering or acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment, favors, or other items of value may be viewed as influencing decision-making and therefore unlawful under ERISA.

         o Many public employee benefit plans have codes of ethics prohibiting fiduciaries from accepting gifts and entertainment outside minimal limits. Many corporate employee benefit plan fiduciaries are subject to similar requirements imposed by plan sponsors. The provision of gifts or entertainment to plan fiduciaries could cause them to be in breach of their obligations under plan documents, as well as federal and state laws.

         o Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. Providing gifts and entertainment to foreign officials may violate the Foreign Corrupt Practices Act.

         o Similarly, the SEC has stated that investment advisers who seek to influence the award by public entities of advisory contracts by making political contributions to public officials have compromised their fiduciary duty to such entities. The SEC proposed a rule that would prohibit an adviser from performing services for such an entity for two years after the adviser or its partners, executive officers or solicitors make a contribution to elected officials who can influence the selection of advisers. It has stated that investment advisers who seek to influence the award of advisory contracts by public entities by making political contributions to public officials have compromised their fiduciary duty to such entities.

POLICY

Definitions. "Gifts" include, but are not limited to, theater tickets or tickets to sporting events, registration fees for outings or golf tournaments, vacations, payment of travel, other expenses for outings or events or for conferences or seminars where the giver and recipient do not attend the event together, cash, flowers, candy, wine or liquor, promotional items and any other item of value. "Entertainment" includes, but is not limited to, theater or sporting events, restaurant meals, outings, golf tournaments, vacations, conferences or seminars without a clear business purpose and any other occasion or event at which the giver accompanies the recipient.

General Policy. The level and frequency of gifts and entertainment that may be deemed to rise to a violation of law is a matter of judgment, and perceptions may differ. In general, the Firm's Employees should never offer gifts or entertainment, or offer favors or other things of value if the acceptance of such items could impair the ability of a client or prospect representative to carry out his or her fiduciary duties. The Firm's Employees should never accept gifts or entertainment, or favors or other things of value that could impair their ability to make decisions consistent with the Firm's fiduciary duty to clients and the Employee's duty to the Firm.

This Policy requires that gifts and entertainment offered, provided or received by an Employee be for an appropriate business purpose and either be within certain dollar limits as prescribed herein, or approved in advance in writing by the Chief Compliance Officer.

Accepting Gifts and Entertainment. On occasion, because of an Employee's position with the Firm, the Employee may be offered, or may receive, gifts or entertainment from Clients, brokers, vendors, or other persons that do business with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of nominal value (i.e., gifts that have an aggregate value of no more than $250 annually from a single giver) and entertainment at which both the Employee and the giver are present may be accepted subject to the guidelines set forth below. Gifts should be sent to Employees at the Firm's offices and may not be sent to an Employee's home. If an Employee receives a gift at home, the Employee should discourage this practice in the future. Gifts received in excess of the $250 limit should be returned to the giver with an explanation of the Firm's policy. All gifts and entertainment that an Employee receives must be reported in accordance with the procedures below.


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Giving Gifts and Providing Entertainment. Employees may not give any gift(s)
with an aggregate value in excess of $250 per year to any person associated with a Client or potential client (including consultants), or to any person associated with a securities or financial organization, any other investment management firms, or members of the news media. Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present, there is a business purpose for the entertainment and the entertainment is within the guidelines set forth below.

Cash. No Employee may give or accept cash gifts or cash equivalents.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Gift and Entertainment Guidelines. The following guidelines apply to specific types of gifts and entertainment.

         Reimbursement of Expenses. All travel and entertainment expenses that are eligible for reimbursement must have a legitimate business purpose. Meals. Business meals are permitted as long as they are not excessive in number or cost. Business dinners generally should not exceed $250 per person and $2,000 in the aggregate for any one meal. It may be appropriate on occasion for an Employee to bring his or her spouse, but that is not expected to be the norm. Any meal expense in excess of $500 must be submitted with a table check showing detail of items ordered.

         Cultural, Sporting and Other Events. Entertainment is permitted where
         (i) the face value of the ticket price does not exceed $250 and (ii) both the giver and the recipient attend the event. Sponsoring such an event requires prior approval of the Chief Compliance Officer.

         Outings. Local golf, tennis, ski trips and similar events that do not require air travel or overnight lodging are permissible if not a regularly scheduled form of entertainment (e.g., weekly golf or tennis games).

         Air Travel and Hotel Expenses. Employees may not offer or accept air transportation via public air carrier or private jet, nor may Employees accept or offer hotel or other accommodations. Transportation provided by an issuer, which would be considered normal under the circumstances in connection with an investment or proposed investment, is permissible, but must be pre-approved by the Chief Compliance Officer.

         Car Expenses. Employees may not accept or offer limousine service, car service, or car rental, except between a permitted business or entertainment event and one's home, the office or other meeting place. Employees may not accept or offer limousine service or car rental for extended use.

         Seminars and Conferences. Employees may attend seminars and conferences provided all travel, lodging, meals and entertainment guidelines are followed. Prior written approval by either the Department Manager or the Chief Compliance Officer is required for all out-of-town conferences. If an Employee is invited as a speaker at an industry conference, prior written approval of the Chief Compliance Officer is required.


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Pay to Play - Political Contributions. The Firm and its Employees may not make contributions to any elected officials of any federal, state or local government entity, except for officials for whom an Employee is entitled to vote. In such cases, contributions may not exceed $250 to any one official per election. The Firm will not reimburse any Employee for political contributions.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

ERISA Considerations. Employees should never offer gifts or other favors for the purpose of influencing an ERISA Client or prospective Client decision-making. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.

PROCEDURES

Client Code of Ethics. In connection with the opening of an account for any Client that is an employee benefit plan, the salesperson must request and obtain a copy of the Client's Code of Ethics, if any, and provide it to the Chief Compliance Officer for review. Each salesperson is responsible for knowing the extent to which gifts or entertainment are permissible under a Client's code and for adhering to such limitations with respect to plan personnel.

Before accepting or providing gifts or entertainment, an Employee must inquire of the giver or recipient, respectively, as to whether such person is subject to a Code of Ethics at his or her organization, and if so, whether the proposed gift or entertainment is permissible under such code.

Prohibited Gifts and Entertainment. If an Employee has been offered a gift or has been invited to participate in an event that is outside the guidelines set forth above, the Employee must seek the approval of the Chief Compliance Officer in order to accept or retain such gift or entertainment. If an Employee wishes to provide any gift or entertainment that is outside the guidelines set forth above, the Employee must seek the approval of the Chief Compliance Officer prior to providing such gift or entertainment.

Reporting of Gifts and Entertainment. Each Employee must disclose on a Gift & Entertainment Report (see Appendix 6), all gifts and entertainment provided to such Employee by another person or provided by such Employee to another person if the value of all such gifts exceeds $250 in the aggregate. Employees must submit a Gift & Entertainment Report as soon as possible, but not more than five business days following the provision or receipt of gifts or entertainment. The Chief Compliance Officer will review and initial each report and maintain a record of all reports submitted. In addition, all gifts and entertainment provided to Clients and prospective clients must be recorded in Avenue, the Firm's prospect and client tracking system.

Reimbursement for Gifts or Entertainment Provided. Approval by the Department Head and/or the Chief Compliance Officer is a condition to reimbursement for gifts and entertainment provided by Employees to Clients or prospective clients or persons associated with them. Any Employee seeking such reimbursement must submit a request in writing containing the name of the recipient of the gift or entertainment, the value of the gift or entertainment, the date on which the gift was made or entertainment took place and the business reason for the gift or entertainment.

Year End Review. At the end of each calendar year, the Chief Compliance Officer will review all reports of gifts or entertainment for compliance with the provisions of this Manual.

Political Contributions. All political contributions in excess of $250 must be reported to the Chief Compliance Officer within five business days of being made. Records of such political contributions will be maintained by the Chief Compliance Officer. The Chief Compliance Officer will review all reports of political contributions upon receipt to determine compliance with this Manual and will identify for follow-up any contributions to Client-related officials.

         Outside Business Activities

LAW

The Firm's fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

POLICY

Employees may not engage in any of the following outside business activities without the prior written consent of the Board of Directors of Ark Asset Holdings, Inc.:

         o     Be engaged in any other business;

         o Be an officer of or employed or compensated by any other person for business-related activities;

         o Serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds (other than those managed by the Firm or its affiliates);

         o Engage in personal investment transactions to an extent that diverts an Employee's attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

         o Have any direct or indirect financial interest or investment in any dealer, broker, investment firm or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

         o Serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations. Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits. Such approval will be conditioned upon the implementation of Chinese Wall procedures to prevent the transmission or provision of material nonpublic information between the Firm and the company on whose board the Employee sits.

PROCEDURES

Approval. Before undertaking any of the activities listed above, the Employee must provide to the Board of Directors of Ark Asset Holdings, Inc. detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from such Board.

Restrictions on Activities. With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm's offices, equipment (including telephones and computers), stationery or e-mail accounts for any purpose not directly related to the Firm's business, unless such Employee has obtained prior approval from the Board of Ark Asset Holdings, Inc.; and (iii) if the activity was required to be and has been approved by such Board, the Employee must report any material change with respect to such activity.

         Confidentiality


LAW

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. "Confidential Information" is any and all non-public, confidential or proprietary information in any form concerning the Firm, its affiliates, their investments and investment strategies, or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality, regardless of when such information was produced or obtained by the Firm. Confidential Information also includes documentation in any medium or format whatsoever, and all reproductions, copies, notes and excerpts of any documentation comprising or including any Confidential Information, as well as information orally conveyed to the Employee.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

POLICY

Employees, including for these purposes certain employees of iX Partners, shall not at any time, while employed or at any time after being employed (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of the Firm or (ii) use or appropriate any Confidential Information. In no event may an Employee communicate Confidential Information to any person under circumstances in which it appears likely that such person will misuse the information.

PROCEDURES

Restrictions on Communications of Confidential Information. Each Employee agrees to inform the Chief Compliance Officer promptly if he or she (i) is seeking an exception in order to disclose Confidential Information in contravention of Firm policy, or (ii) discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Physical Security of Information. Employees should avoid discussions of Confidential Information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. Use of speaker phones or cellular telephones also shall be avoided in circumstances where Confidential Information may be overheard by unauthorized persons. Documents and files that contain Confidential Information must be kept secure in order to minimize the possibility that such Confidential Information will be transmitted to an unauthorized person. Confidential documents should be stored in locked file cabinets or other secure locations. Confidential databases and other Confidential Information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. All Employees should lock their computers at the end of each work day.

Company Property. Employees may not physically remove Confidential Information from the premises of the Firm except consistent with and in furtherance of the performance of their duties to the Firm. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee promptly will deliver all copies of such materials to the Firm.